EXHIBIT 4(ss)

      Modification of Interest Rate for the Credit Agreement between CRIIMI MAE
                      Management, Inc. and Signet Bank/Virginia



August 22, 1995

CRIIMI Mae Management, Inc.
The CRI Building
11200 Rockville Pike
Rockville, Maryland  20852

Re:  Credit Agreement Dated as of June 30, 1995 - Modification of Interest Rate

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 30, 1995 (the "Credit Agreement"), between CRIIMI Mae Management, Inc., a Maryland corporation (the "Borrower") and Signet Bank/Virginia, a Virginia banking corporation (the "Bank"). Except as otherwise provided, capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement.

The Borrower and the Bank wish to provide for the reduction of the interest rates charged on the Loan under the Credit Agreement on the terms and subject to the conditions set forth herein. Accordingly, upon your acceptance hereof in the space provided for that purpose below and the satisfaction of the conditions contained herein, the Borrower and the Bank hereby agree as follows:

I.   Reduction of Interest Rate

Any provision in the Loan Documents to the contrary notwithstanding, provided that no Default or Event of Default shall have occurred and be continuing under the Credit Agreement, the Preferred Principal Balance of the Loan shall bear interest at a rate per annum equal to the interest rate otherwise provided in the Credit Agreement minus the Reduction Margin, provided, however, that the interest rate payable on the Preferred Principal Balance shall never be less than zero, and provided further that the principal balance of the Loan in excess of the Preferred Principal Balance shall continue to bear interest at the rate per annum provided in the Credit Agreement.

II. Definitions. The following terms, as used herein, have the following meanings:

III. "Eligible DDA Balance" means, for any calendar month, the aggregate average daily collected balances of the non-interest bearing demand deposit accounts maintained with the Bank listed on Schedule A hereto, as such Schedule may be amended by the parties hereto from time to time, net of all activity charges and reserves allocated to such accounts by the Bank.

IV. "Preferred Principal Balance" means, for any calendar month, the Target DDA Balance for such month plus the Prior Month Surplus or minus the Prior Month Deficiency, as the case may be; provided, however, that if the Eligible DDA Balance for the immediately preceding calendar month was less than $500,000, the Preferred Principal Balance shall be zero.

     a. Prior Month Deficiency" means, for any calendar month, the amount, if any, by which the Target DDA Balance exceeded the Eligible DDA Balance during the immediately preceding calendar month.

     b. Prior Month Surplus" means, for any calendar month, the amount, if any, by which the Eligible DDA Balance exceeded the Target DDA Balance during the immediately preceding calendar month.

     c. "Reduction Margin" means a per annum interest rate determined by the Bank in its discretion. The Reduction Margin initially shall be four and three-quarters percent (4.75%) and shall adjust quarterly on the first day of each December, February, May and August.

     d. "Target DDA Balance" means, for any calendar month, an amount, which may not be less than $500,000, specified by the Borrower in a notice to the Bank not less than two Business Days before the first day of such calendar month.

          1.   No Claims or Defenses.

               The Borrower, the Guarantor and the Pledgors acknowledge and agree that their respective obligations under the Loan Documents are their valid obligations and, as of the date hereof, there are no claims, setoffs or defenses to the payment or performance by the Borrower, the Guarantor or any Pledgor of their respective obligations, and that the Bank may enforce the payment and performance of such obligations as set forth in the Credit Agreement and Loan Documents.

          2.   Miscellaneous.

               a. Loan Documents Remain Effect. Except as specifically provided herein, the Credit Agreement and Loan Documents shall remain in full force and effect in accordance with their terms.

               b. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES THEREOF.

               c. Counterparts. This letter agreement may be executed in any number of counterparts and by the different parties on different counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

               d. Titles and Captions. Titles and captions of Sections and Paragraphs hereof are for convenience only and neither limit or amplify the provisions hereof.

               e. Effective Date; Term. This agreement shall be effective as of August 1, 1995 and shall expire on August 1, 1996.

                                   Very truly yours,

                                   SIGNET BANK/VIRGINIA


                                   By:  /s/ Barry E. Cooper
                                        --------------------------
                                        Barry E. Cooper
                                        Vice President

Accepted and Agreed to:


BORROWER:

CRIIMI MAE MANAGEMENT, INC.


By:  /s/ Jay R. Cohen
     --------------------------------------
     Jay R. Cohen
     Executive Vice President/ Treasurer

GUARANTOR AND PLEDGOR:

CRIIMI MAE INC.


By:  /s/ Jay R. Cohen
     ------------------------------------
     Jay R. Cohen
     Executive Vice President/Treasurer

PLEDGORS:


CRIIMI, INC.


By:  /s/ Jay R. Cohen
     ------------------------------------
     Jay R. Cohen
     Executive Vice President/Treasurer

CRIIMI MAE SERVICES LIMITED PARTNERSHIP

By:  CRIIMI MAE MANAGEMENT, INC.,
       General Partner


By:  /s/ Jay R. Cohen
    -------------------------------------
    Jay R. Cohen
    Executive Vice President/Treasurer




SCHEDULE A

LIST OF ACCOUNTS

Account No. 4400401297
Account No. 4400401321
Account No. 4400385789
Account No. 4400385797
Account No. 4400401289
Account No. 4400401305
Account No. 4400401313